TRANSFER AGENCY AGREEMENT
                               FOR CLASS J SHARES

     AGREEMENT to be effective December 12, 2000, by and between PRINCIPAL INVESTORS FUND, INC., a Maryland corporation (hereinafter called the "Fund") and PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called "the Administrator").

1.   APPOINTMENT OF TRANSFER AGENT

     In consideration of the premises and mutual agreements herein contained, the Fund hereby appoints the Administrator to act as transfer and shareholder servicing agent for the Fund's Class J shares, and the Administrator agrees to act, perform or assume the responsibility therefor in the manner and subject to the conditions hereinafter set forth.

2.   SERVICES FURNISHED BY THE ADMINISTRATOR

     As transfer agent for the Fund's Class J shares, the Administrator will provide all services customarily performed by transfer agents of investment companies, in accordance with the policies and practices of the Fund as disclosed in its prospectus or otherwise communicated to the Administrator from time to time, including, but not limited to, the following:

(a) issuance, transfer, conversion, cancellation and registry of ownership of Fund shares, and maintenance of open account system;

(b) preparation and distribution of dividend and capital gain payments to shareholders;

(c) delivery, redemption and repurchase of shares, and remittances to shareholders; and

(d) the tabulation of proxy ballots and the preparation and distribution to shareholders of notices, proxy statements and proxies, reports, confirmation of transactions, prospectuses, tax information;

(e) communication with shareholders concerning items (a), (b), (c) and (d) above; and

(f) use its best efforts to qualify the Capital Stock of the Fund for sale in states and jurisdictions as directed by the Fund.

3.       RESERVED RIGHT TO DELEGATE DUTIES AND SERVICES TO OTHERS

     The Administrator may contract with others, at its own expense, for data systems, processing services and other administrative services. The Administrator may at any time or times in its discretion appoint (and may at any time remove) other parties, including parties affiliated with the Administrator, as its agent to carry out such provisions of the Agreement as the Administrator may from time to time direct; provided, however, that the appointment of any such agent shall not relieve the Administrator of any of its responsibilities or liabilities hereunder.

4.   COMPENSATION FOR SERVICES

     The Fund will pay the Administrator a fee as described in Schedule A hereto for the services provided pursuant to this agreement.

5.   LIMITATION OF LIABILITY OF THE ADMINISTRATOR

     The Fund shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Administrator's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

6.       TERM AND RENEWAL

     This Agreement will be effective on December 12, 2000 and will continue in effect thereafter from year to year provided that each continuance is approved annually by the Board of Directors of the Fund and by the vote of a majority of the directors who are not interested persons of the Administrator, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

7.   TERMINATION OF THIS AGREEMENT

     This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund or by the Administrator.

8.   AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9.   ADDRESS FOR PURPOSE OF NOTICE

     Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Fund and that of the Administrator for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392.

10.  MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.


                                 Principal Investors Fund, Inc.

                                         /s/ A. S. Filean
                                 By -------------------------------------------
                                        Arthur S. Filean, Senior Vice President


                                 Principal Management Corporation

                                         /s/ Ralph C. Eucher
                                 By -------------------------------------------
                                        Ralph C. Eucher, President


                                   SCHEDULE A

The Fund will pay the Manager a fee for the services provided pursuant to this Agreement in an amount equal to the costs incurred by the Manager for providing such services. The Manager will maintain records in reasonable detail that will support the amount it charges the Fund for performance of services set forth in this agreement and the Fund will pay the Manager for its performance of such services at the end of each calendar month, or at such other frequency as agreed to by the Fund and the Manager.